Exhibit 5.1

October 27, 2026

Hydrofarm Holdings Group, Inc.

1510 Main Street

Shoemakersville, PA 19555

(707) 765-9990

Re. Hydrofarm Holdings Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Hydrofarm Holdings Group, Inc., a Delaware corporation (the “Company”), in connection with the offering of 1,599,400 shares (the “Registered Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The offering of the Registered Shares is being made pursuant to (i) the Company’s registration statement on Form S-3 (File No. 333-291444) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 12, 2025 under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on December 10, 2025, (ii) the base prospectus dated December 10, 2025 thereunder (the “Base Prospectus”) and (iii) a prospectus supplement dated on October 27, 2026 to the Base Prospectus (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Registered Shares are being sold pursuant to that certain Securities Purchase Agreement dated October 27, 2026 (the “Purchase Agreement”), by and between the Company and the purchasers signatory thereto.

This opinion is being provided at your request, to be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Registered Shares.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (a) the Restated Certificate of Incorporation of the Company, as in effect on the date hereof, (b) Amended and Restated Bylaws of the Company, as in effect on the date hereof, (c) the Registration Statement and exhibits thereto, (d) the Prospectus, (e) the Purchase Agreement, (f) resolutions of the Board of Directors of the Company or committees thereof relating to, among other matters, the filing of the Prospectus Supplement and the issuance of the Registered Shares, and (g) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Registered Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable purchaser, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, the issuance and sale of the Registered Shares will have been duly authorized by all necessary corporate action of the Company, and the Registered Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our firm’s name contained therein and in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cozen O’Connor

Cozen O’Connor